Exhibit 99.1

News Release

Callidus Software Announces Repurchase of $20 million of Convertible Senior Notes

PLEASANTON, CALIF., August 18, 2011— Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), today announced that it has repurchased $20 million aggregate principal amount of its 4.75% Convertible Senior Notes due 2016 at an aggregate purchase price of approximately $18.3 million through privately negotiated transactions.

“Given the current market conditions and because of the advantageous timing of our May 23rd bond issue, we were able to repurchase $20 million of our outstanding convertible notes at a significant discount,” said Ron Fior, Senior Vice President, Finance and Operations and CFO, Callidus Software. “We bought the bonds back at approximately 91 cents on the dollar excluding accrued interest. This was an exceptional opportunity to: (1) improve our net cash position; (2) reduce potential future dilution; and (3) significantly reduce future interest payments. After this action we will still have substantial resources to enable us to be nimble, take advantage of opportunities, and continue our acquisition strategy.”

About Callidus Software®

Callidus Software (NASDAQ:CALD) is the market and technology leader in Sales Performance Management (SPM). Callidus customers gain a competitive advantage by maximizing sales cost efficiencies and driving improvements in sales effectiveness. Our award-winning Software-as-a-Service (SaaS) applications set the standard for performance management of a company’s sales force and channel partners. Over 2 million users have their performance managed by Callidus Software. For more information, please visit www.callidussoftware.com.

©1997-2011 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, TrueComp Manager, ActekSoft and ACom3 are trademarks, service marks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

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Investor Relations Contact:

Ron Fior

Callidus Software Inc.

925-251-2205

ir@callidussoftware.com

Press Contact:

Rajendran Nair

Callidus Software, Inc.

925-251-2255

pr@callidussoftware.com